Exhibit 2.1

SHARE EXCHANGE AGREEMENT

     THIS SHARE EXCHANGE AGREEMENT, dated as of the 18th day of October, 2004 (the "Exchange Agreement"), is by and among Fantatech Inc., a Delaware corporation (the "Company"), Intsys Share Limited (the "Intsys") (collectively, the Company and Intsys may be referred to as the "Buyer") and Topforce Asia Limited, a British Virgin Islands corporation (the "Vendor").

                               W I T N E S S T H:

     WHEREAS, the Company, through its wholly-owned subsidiary, Intsys owns 65.41% equity interest in Shenzhen Digitainment Co., Ltd (the "SDCL"), representing materially all of the assets currently held by the Company.

     WHEREAS, Shenzhen Yongfenguo Investment & Development Co., Ltd ("Yongfenguo"), the holder of 34.59% of SDCL, has recently transferred all of its 34.59% equity interest in SDCL to Megabase Investment Limited ("Megabase").

     WHEREAS, the Vendor owns and has the authority to transfer all of the equity interest of Megabase, a British Virgin Islands corporation, which is an intermediate holding company established solely for the purposed of holding the 34.59% equity interest of SDCL. Shares in Megabase are as set forth on Schedule
Item 3.2, attached as Exhibit A hereto this Exchange Agreement (the "Megabase Shares").

     WHEREAS, Buyer desires to acquire from Vendor, and Vendor desire to sell to the Buyer, the Megabase Shares in exchange (the "Exchange") for the issuance by the Company of an aggregate of 10,000,000 shares (the "Company Shares") of the Company's common stock, par value $0.001 per share (the "Company Common Stock") to be issued to the Vendor and/or its designees, on the terms and conditions set forth herein.

     WHEREAS, the Company, upon recommendation of its independent board of directors, has determined it is in the best interest of the Buyer to acquire the remaining 34.59% interest of SDCL under terms agreed to between the Company and Yongfenguo based, in part, upon the initial purchase of the majority interest of SDCL by the Company.

     WHEREAS, the Company currently has 20,096,117 shares of common stock issued and outstanding. After giving effect to the Exchange Agreement, the Company shall have 30,096,117 shares of Common Stock issued and outstanding.

     WHEREAS,  the  Vendor  has  no  relationship  with  the  Buyer.

     WHEREAS, the Company has engaged the services of Palisades Capital Group, LLC. to provide the Company and its independent board of directors with a "Fairness Opinion" with respect to this Exchange Agreement. The Opinion dated September 10, 2004 is attached as Exhibit B hereto.

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                               EXCHANGE OF SHARES
                               ------------------

     1.1 Exchange of Shares. Subject to the terms and conditions of this Exchange Agreement, on the Closing Date (as hereinafter defined):

     (a) the Company shall issue and deliver to the Vendor and/or its designees the number of authorized shares of Company Common Stock set forth opposite the Vendor's and its designee's names as set forth on Schedule 1, attached as Exhibit C hereto, and

     (b) the Vendor agrees to deliver to Intsys, the number of issued shares of Megabase set forth opposite the Vendor's name on Schedule Item 3.2, as attached as Exhibit A, hereto along with an appropriately executed transfer documents in favor of Intsys.

     1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Vendor on the date hereof (the "Closing Date") at 10:00 a.m., it being understood and agreed that the closing shall be deemed to occur simultaneously with the execution of this Exchange Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OFTHE COMPANY
                  --------------------------------------------

     The Company represents and warrants to the Vendor that now and/or as of the
Closing:

     2.1  Due  Organization  and Qualification; Subsidiaries; Due Authorization.

     (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to own, lease and operate its respective business and properties and to carry on its respective business in the places and in the manner as presently conducted or proposed to be conducted. The Company is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole.

     (b) The Company has all requisite corporate power and authority to execute and deliver this Exchange Agreement, and to consummate the transactions contemplated hereby and thereby. The Company has taken all corporate action necessary for the execution and delivery of this Exchange Agreement and the consummation of the transactions contemplated hereby, and this Exchange Agreement constitutes the valid and binding obligation of the Buyer, enforceable against the Company in accordance with its respective terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

     2.2 No Conflicts or Defaults. The execution and delivery of this Exchange Agreement by the Buyer and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Certificate of Incorporation or By-laws of the Buyer or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Buyer is a party or by which the Buyer is bound, or any judgment, order or decree, or any law, rule or regulation to which the Buyer is subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest ("Liens") upon any of the assets of the Buyer, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment to which the Buyer is a party or by which the Buyer 's assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, the Buyer is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

     2.3 Capitalization. The authorized capital stock of the Company immediately prior to giving effect to the transactions contemplated hereby consists of 100,000,000 shares of Common Stock par value $0.001 per share, of which 20,096,117, shares are issued and outstanding as of the date hereof and 10,000,000 shares of Preferred Stock, par value $0.001 per share, none of which are outstanding. All of the outstanding shares of Common Stock are, and the Company Shares when issued in accordance with the terms hereof, will be, duly authorized, validly issued, fully paid and non-assessable, and have not been or, with respect to the Company Shares, will not be issued in violation of any preemptive right of stockholders. The Company Shares are not subject to any preemptive or subscription right. There is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, except that there are 4,000,000 shares of common stock share option granted to the officers and certain key employees of the Company. The granted stock option has a strike price of $0.50, which was above the market price of $0.40 of the Company's stock on the date of grant. The 4,000,000 shares stock option is adjusted to 2,000,000 shares due to the reverse split effective from June 30, 2004. The exercise price is proportionally adjusted to $1.00, accordingly. The stock option has a vest period and can be exercised in 50% from January 7, 2007, 80% from January 7, 2008 and in whole from January 7, 2009 until their expiration on January 6, 2014. There is no outstanding security of any kind convertible into or exchangeable for Common Stock.

     2.4 Indebtedness; Contracts; No Defaults. Neither the Company, any Subsidiary, nor, to the Company's knowledge, any other person or entity is in breach in any material respect of, or in default in any material respect under, any material contract, agreement, arrangement, commitment or plan to which the Buyer is a party, and no event or action has occurred, is pending or is threatened, which, after the giving of notice, passage of time or otherwise, would constitute or result in such a material breach or material default by the Buyer or, to the knowledge of the Company, any other person or entity. The Company has not received any notice of default under any contract, agreement, arrangement, commitment or plan to which it is a party, which default has not been cured to the satisfaction of, or duly waived by, the party claiming such default on or before the date hereof.

     2.5 Compliance with Law. Buyer is not conducting its respective business or affairs in violation of any applicable federal, state or local law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers. The Company has not received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement. Buyer is in compliance with all applicable federal, state, local and foreign laws and regulations relating to the protection of the environment and human health. There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened against the Company that are based on or related to any environmental matters or the failure to have any required environmental permits, and there are no past or present conditions that the Company has reason to believe are likely to give rise to any material liability or other obligations of the Company or any Subsidiary under any environmental laws.

     2.6 Permits and Licenses. Buyer has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its respective business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its respective business. The Company has not received any written or oral notice or claim pertaining to the failure to obtain any material permit, certificate, license, approval or other authorization required by any federal, state or local agency or other regulatory body, the failure of which to obtain would materially and adversely affect its business.

     2.7 Litigation. There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the business of the Buyer, or challenging the validity or propriety of the transactions contemplated by this Exchange Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of the Company, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the 12 month period preceding the date hereof; (b) there is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the business of the Company; and (c) the Company has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

     2.8 Brokers. All negotiations relative to this Exchange Agreement and the transactions contemplated hereby have been carried out by the Company directly with the Vendor without the intervention of any person on behalf of the Company in such a manner as to give rise to any valid claim by any person against any Vendor for a finder's fee, brokerage commission or similar payment.

     2.9 Affiliate Transactions. Neither the Company nor any officer, director or employee of the Company (or any of the relatives or Affiliates of any of the aforementioned persons) is a party to any agreement, contract, commitment or transaction with the Buyer or affecting the business of the Company, or has any interest in any property, whether real, personal or mixed, or tangible or intangible, used in or necessary to the Company which will subject the Vendor to any liability or obligation from and after the Closing Date.

     2.10 Trading. The Company Common Stock is currently listed for trading on the OTC Bulletin Board (the "Bulletin Board"), and the Company has received no notice that its Common Stock is subject to being delisted therefrom.

     2.11 Compliance. To the best of its knowledge, the Company and its shareholders, have complied with all applicable foreign, federal and state laws, rules and regulations, including, without limitation, the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the
Securities  Act  of  1933,  as  amended,  is  current  in  its  filings.

     2.12 Filings. None of the filings made by the Company under the Securities Act or the Exchange act make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THEVENDOR
                   -------------------------------------------

     The  Vendor  represents  and  warrants  to  Buyer that now and/or as of the
Closing:

     3.1  Due  Organization  and Qualification; Subsidiaries; Due Authorization.

     (a) Megabase is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to own, lease and operate its respective business and properties and to carry on its respective business in the places and in the manner as presently conducted or proposed to be conducted. Megabase is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of Megabase as a whole. The Vendor owns wholly all the outstanding shares of capital stock of Megabase free and clear of all liens and there is no contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling Megabase to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for securities of Megabase.

     (b) Megabase does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity, other than those set forth in Item 3.1 of the Schedule attached as Exhibit A hereto. The 34.59% equity interest in SDCL, as set forth in Item 3.1 of the Schedule, is wholly owned by Megabase free and clear of all liens. There is no contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling Megabase to assign, transfer, sell, redeem or repurchase any of its 34.59% interest in SDCL, and there is no outstanding security of any kind convertible into or exchangeable for the aforesaid equity interest in SDCL.

     (c) The Vendor has all requisite power and authority to execute and deliver this Exchange Agreement, and to consummate the transactions contemplated hereby and thereby. The Vendor has taken all corporate action necessary for the execution and delivery of this Exchange Agreement and the consummation of the transactions contemplated hereby, and this Exchange Agreement constitutes the valid and binding obligation of each of the Vendor, enforceable against the Vendor in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

     3.2 No Conflicts or Defaults. The execution and delivery of this Exchange Agreement by the Vendor and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the governing documents of the Vendor, or (b) with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Vendor is a party or by which the Vendor or any of its respective assets are bound, or any judgment, order or decree, or any law, rule or regulation to which the Vendor or any of its respective assets are subject, (ii) result in the creation of, or give any party the right to create, any lien upon any of the assets of the Vendor, including its interest in Megabase, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment to which Vendor or Megabase is a party or by which the Vendor or Megabase or any of their respective assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which the Vendor or Megabase is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

     3.3 Capitalization. The authorized capital stock of Megabase consists of 50,000 ordinary shares of US $0.01 per share of which 100 shares are issued and outstanding. Set forth in Item 3.2 of the Schedule is a list of all holders of the equity of Megabase, setting forth their names, and percentage of equity owned. All of the outstanding shares of Megabase Common Stock are, and the Megabase Shares when transferred in accordance with the terms hereof, will be, duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to Megabase Shares, will not be transferred in violation of any rights of third parties. The Megabase Shares are not subject to any preemptive or subscription right, any voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling Megabase to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for Common Stock.

     3.4 Financial Statements. The Vendor has delivered to the Buyer copies of the unaudited consolidated balance sheets of Megabase current through Closing and the related statements of operations, stockholders' equity and cash flows for the period then ended, including the notes thereto (all such statements being the "Megabase Financial Statements"). The Financial Statements, together with the notes thereto, have been prepared in accordance with generally accepted Hong Kong accounting principles applied on a basis consistent throughout all periods presented, subject to audit adjustments, which are not expected to be material. Such statements present fairly the financial position of Megabase as of the dates and for the periods indicated. The books of account and other financial records of Megabase have been maintained in accordance with good business practices.

     3.5 Further Financial Matters. Megabase has no material liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise, which are required to be reflected or reserved in a balance sheet or the notes thereto under generally accepted accounting principles, but which are not reflected in the Financial Statements.

     3.6 No Adverse Changes. There has not been (a) any material adverse change in the business, prospects, the financial or other condition, or the respective assets or liabilities of Megabase and its 34.59% interest in SDCL as reflected in the Megabase Financial Statements, (b) any material loss sustained by Megabase including, but not limited to any loss on account of theft, fire, flood, explosion, accident or other calamity, whether or not insured, which has materially and adversely interfered, or may materially and adversely interfere, with the operation of Megabase' s business, or (c) to the best knowledge of the Vendor, any event, condition or state of facts, including, without limitation, the enactment, adoption or promulgation of any law, rule or regulation, the occurrence of which materially and adversely does or would affect the financial condition of Megabase.

     3.7  Litigation.

     (a) There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of the Vendor, threatened, against or affecting Megabase, or challenging the validity or propriety of the transactions contemplated by this Exchange Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of Megabase, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the 12 month period preceding the date hereof;

     (b) There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting Megabase; and

     (c) Megabase has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

     3.8 Patents; Trademarks and Intellectual Property Rights. Megabase does not own or possesses any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, internet web site(s) proprietary rights of any nature. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, and Megabase is not bounded by, or a party to, any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights nor processes of any other person or entity.

     3.9 Brokers. All negotiations relative to this Exchange Agreement and the transactions contemplated hereby have been carried out by the Vendor directly with the Buyer without the intervention of any Person on behalf of the Vendor in such a manner as to give rise to any valid claim by any Person against any party for a finder's fee, brokerage commission or similar payment.

     3.10  Investment.

     (a) The Vendor (which should represent and include each of its designee) is acquiring the Company Shares for investment for its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such the Vendor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Vendor further represents that there is no contract, undertaking, agreement or arrangement of any kind with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Company Shares.

     (b) The Vendor (which should represent and include each of its designee) understands that the Company Shares are not registered under the Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Act pursuant to Section 4(2) thereof, and that the Company's reliance on such exemption is predicated on such Vendor's representations set forth herein. Such Vendor is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Act.

     (c) The Vendor (which should represent and include each of its designee) represents that it has no present intention to participate the management of the Company or Intsys and there is no agreement or arrangement of any kind among its designees to act collectively or in concert in exercising the rights associated with the Company Shares.

     3.11 Investment Experience. The Vendor (which should represent and include each of its designee) acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Company Shares.

     3.12 Information. The Vendor has carefully reviewed such information as deemed necessary to evaluate an investment in the Company Shares. To the full satisfaction of the Vendor, it has been furnished all materials that it has requested relating to the Company and the issuance of the Company Shares hereunder, and the Vendor has been afforded the opportunity to ask questions of representatives of the Buyer to obtain any information necessary to verify the accuracy of any representations or information made or given to the Vendor. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Company set forth in this Exchange Agreement, on which the Vendor has relied in making an exchange of the Megabase Shares for the Company Shares.

     3.13 Restricted Securities. The Vendor (which should represent and include each of its designee) understands that the Company Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from, and that in the absence of an effective registration statement covering the Company Shares or any available exemption from registration under the Act, the Company Shares must be held indefinitely. The Vendor is aware that the Company Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company.

                                   ARTICLE IV

                                 INDEMNIFICATION
                                 ---------------

     4.1 Indemnity of the Company. The Company agrees to defend, indemnify and hold harmless the Vendor from and against, and to reimburse the Vendor with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements (collectively the "Losses") asserted against or incurred by such Vendor by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Exchange Agreement made by the Buyer or in any document or certificate delivered by the Buyer pursuant to the provisions of this Exchange Agreement or in connection with the transactions contemplated thereby.

     4.2 Indemnity of the Vendor. The Vendor agrees to defend, indemnify and hold harmless the Buyer from and against, and to reimburse the Buyer with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, asserted against or incurred by the Buyer by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Exchange Agreement and made by the Vendor or in any document or certificate delivered by the Vendor pursuant to the provisions of this Exchange Agreement or in connection with the transactions contemplated thereby, it being understood that the Vendor shall have responsibility hereunder only for the representations and warranties made by the Vendor. All claims to be asserted hereunder must be made by the first anniversary of the Closing.

     4.3 Indemnification Procedure. A party (an "Indemnified Party") seeking indemnification shall give prompt notice to the other party (the "Indemnifying Party") of any claim for indemnification arising under this Article 4. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party's own cost and expense, including the cost and expense of reasonable attorneys' fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party's legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.

                                    ARTICLE V

DELIVERIES
----------

     5.1 Items to be delivered to the Vendor prior to or at Closing by the Buyer.

     (a) articles of incorporation and amendments thereto, bylaws and amendments thereto, certificate of good standing in the Company's state of incorporation;

     (b)  all  applicable  schedules  hereto;

     (c)  copies  of  all  SEC  filings  for the twelve months prior to Closing;

     (d) certificates representing 10,000,000 shares of the Company's $0.001 par value Common Stock issued in the denominations as set forth opposite the respective names of Vendor and/or its designees on Schedule 1 to this Exchange Agreement, duly authorized, validly issued, fully paid for and non-assessable;

     (e) copies of board, resolutions approving this transaction and authorizing the issuances of the Company Shares;

     (f) any other document reasonably requested by the Vendor that it deems necessary for the consummation of this transaction.

     5.2 Items to be delivered to the Company prior to or at Closing by the Vendor.

     (a) articles of incorporation and amendments thereto, bylaws and amendments thereto, certificate of good standing in the Vendor's region of incorporation;

     (b) copies of all governmental filings for the twelve months prior to Closing;

     (c) copies of board resolutions and shareholder vote approving this transaction and authorizing the issuances of the shares hereto;

     (d)  all  applicable  schedules  hereto;

     (e) instructions or Vendor resolution appointing Buyer's designees to Megabase's Board of Directors;

     (f) documents from the Vendor transferring the all of the equity interests in Megabase as set forth on
Schedule  Item  3.2  of  this  Exchange  Agreement  to  Intsys;

     (g) any other document reasonably requested by the Buyer that it deems necessary for the consummation of this transaction.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT
                              --------------------

     6.1 Conditions Precedent to Closing. The obligations of the Parties under this Exchange Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

     (a) That each of the representations and warranties of the Parties contained herein shall be true and correct at the time of the Closing date as if such representations and warranties were made at such time; and

     (b) That the Parties shall have performed or complied with all agreements, terms and conditions required by this Exchange Agreement to be performed or complied with by them prior to or at the time of the Closing.

     (c) The shares of the Company's Common Stock shall be continued to be traded on the Bulletin Board.

     6.2 Conditions to Obligations of Vendor. The obligations of Vendor shall be subject to fulfillment prior to or at the Closing, of each of the following conditions:

     (a) The Vendor shall have paid all of the costs and expenses associated with the Megabase Shares;

     (b) As of the Closing, except for the 34.59% equity interest in SDCL, Megabase shall have no assets and no liabilities whatsoever, contingent or otherwise;

                                   ARTICLE VII

                                   TERMINATION
                                   -----------

     7.1 Termination. This Exchange Agreement may be terminated at any time before or, at Closing, by:

     (a)  The  mutual  agreement  of  the  Parties;

     (b)  Any  party  if:

     (i) Any provision of this Exchange Agreement applicable to a party shall be materially untrue or fail to be accomplished; or

     (ii) Any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Exchange Agreement;

     (c) Upon termination of this Exchange Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each said party shall bear all costs and expenses as each party has incurred.

                                  ARTICLE VIII

                                  MISCELLANEOUS
                                  -------------

     8.1 Survival of Representations, Warranties and Agreements. All representations and warranties and statements made by a party to in this Exchange Agreement or in any document or certificate delivered pursuant hereto shall survive the Closing Date for so long as the applicable statute of limitations shall remain open. Each of the parties hereto is executing and carrying out the provisions of this Exchange Agreement in reliance upon the representations, warranties and covenants and agreements contained in this Exchange Agreement or at the closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

     8.2 Access to Books and Records. During the course of this transaction through Closing, each party agrees to make available for inspection all corporate books, records and assets, and otherwise afford to each other and their respective representatives, reasonable access to all documentation and other information concerning the business, financial and legal conditions of each other for the purpose of conducting a due diligence investigation thereof. Such due diligence investigation shall be for the purpose of satisfying each party as to the business, financial and legal condition of each other for the purpose of determining the desirability of consummating the proposed transaction. The Parties further agree to keep confidential and not use for their own benefit, except in accordance with this Exchange Agreement any information or documentation obtained in connection with any such investigation.

     8.3 Further Assurances. If, at any time after the Closing, the parties shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the merger in accordance with the terms of this Exchange Agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the parties hereto, the Parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Exchange Agreement, and that the proper officers and directors the parties are fully authorized to take any and all such action.

     8.4 Notice. All communications, notices, requests, consents or demands given or required under this Exchange Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

If to the Company and/or Intsys:
23/F, Huaqiang Bldg A, 3006 Shennan Road,
Shenzhen 518031, China

If to the Vendor:
Suite 2302, Chinachem Hollywood Center
1 Hollywood Road
Central, Hong Kong

     8.5 Entire Agreement. This Exchange Agreement, the Disclosure Schedule and any instruments and agreements to be executed pursuant to this Exchange
Agreement, sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties hereto. No waiver of any provision of this Exchange Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Exchange Agreement shall not be construed as a waiver of its rights under such provision.

     8.6 Successors and Assigns. This Exchange Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Exchange Agreement may not be assigned by any party hereto except with the prior written consent of the other parties, which consent shall not be unreasonably withheld.

     8.7 Governing Law. This Exchange Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware are applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

     8.8 Counterparts. This Exchange Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.9 Construction. Headings contained in this Exchange Agreement are for convenience only and shall not be used in the interpretation of this Exchange Agreement. References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Exchange Agreement. The Disclosure Schedule is hereby incorporated herein by reference and made a part of this Exchange Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

     8.10 Severability. If any provision of this Exchange Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Exchange Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Exchange Agreement enforceable.

IN WITNESS WHEREOF, each of the parties hereto has executed this Exchange Agreement as of the date first set forth above.


                             FANTATECH INC.

                         By: /s/ Guangwei Liang
                             -----------------------
                             Chief Executive Officer


                             INTSYS SHARE LIMITED

                         By: /s/ Dehou Fang
                             ----------------
                             Director


                             TOPFORCE ASIA LIMITED

                         By: /s/ Zibo Niu
                             -----------------
                             President

                                    EXHIBIT A


ITEM 3.1

INVESTMENT HELD BY MEGABASE

34.59% equity interest in Shenzhen Digitainment Co., Ltd, a foreign invested corporation registered and operated in China.



ITEM 3.2

CAPITALIZATION OF MEGABASE


Name of Shareholder     Number of Shares Held     Percentage of Interest
-------------------     ---------------------     ----------------------

Topforce Asia Limited           100                        100%

                                    EXHIBIT B

                FAIRNESS OPINION BY PALISADES CAPITAL GROUP, LLC.

                                          EXHIBIT C

SCHEDULE  1

Vendor and Designee's                   Direct/beneficial     Number of Company
Name and Address                      % of Megabase Shares   Shares to be issued
------------------------------------  ---------------------  -------------------
Vendor
------

Topforce Asia Limited (the "Vendor")     100% (direct)               ---


                                      Share Percentage
Designees                             of Fantatech Inc.      Number of Shares
------------------------------------  ---------------------  -------------------

FANG HUI XU                                           0.66%              200,000

AI HUA TIAN                                           0.33%              100,000
HONG MA                                               0.33%              100,000
NGAI PUI WONG                                         0.33%              100,000
NEW GALLOP INTERNATIONAL LIMITED                      3.32%            1,000,000
PLENTY INVESTMENT LIMITED                             3.32%            1,000,000
SUN TIDE INVESTMENT LIMITED                           2.33%              700,000
CENTENARY GLOBAL LIMITED                              2.66%              800,000
MING HUI HUANG                                        0.10%               30,000
DE YING JIANG                                         2.33%              700,000
DA XIN LI                                             2.33%              700,000
YI QUN HUANG                                          1.00%              300,000
XING CAI ZHU                                          1.40%              420,000
SHI SUN                                               1.16%              350,000
CHUN LIN WANG                                         2.19%              660,000
WEI WANG                                              4.12%            1,240,000
HAI PING REN                                          2.33%              700,000
YA QIONG ZHOU                                         2.99%              900,000
                                                             -------------------
                                                Total:               10,000,000
                                                             ===================